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                                                                    EXHIBIT 99.1
RELEASE: IMMEDIATE

                               GETTY REALTY CORP.
                            TO ACQUIRE 23 PROPERTIES

JERICHO, NY, FEBRUARY 23, 2005 - Getty Realty Corp. (NYSE: GTY) announced today that it has entered into a definitive Real Estate Purchase Agreement to acquire 23 convenience store and motor fuel properties located in Virginia. The aggregate consideration to be paid by Getty in this transaction is approximately $29 million. The closing is expected to be completed by the end of the first quarter 2005.

Getty also announced today that it has entered into an agreement to triple net lease all 23 of the properties to a leading convenience store operator with a network of more than 200 company operated convenience stores and independent dealers in the Mid Atlantic States and New England, effective upon the closing of the acquisition. The triple net lease has an initial term of 15 years and provides 3 renewal terms of 5 years each.

Getty estimates that the acquisition and triple net lease transaction will be accretive to its earnings on an annualized basis in the amount of approximately $0.03 per share of common stock. Mr. Leo Liebowitz, Getty's Chairman and CEO, said "We are pleased to be adding these quality properties to our portfolio and to expanding our relationship with a leader in the convenience store industry. This acquisition and net lease transaction is consistent with our continuing focus on profitable growth through acquisitions of quality properties throughout the United States." Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in the ownership and leasing of retail motor fuel and convenience store properties and petroleum distribution terminals. The Company owns and leases over 1,000 properties in the Eastern United States.


     Contact:  Kevin Shea

     (516) 478-5480


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